UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 27, 2007

Intermec, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington www.intermec.com		98203-1264
(Address of principal executive offices and internet site)		(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On September 27, 2007, we entered into a Credit Agreement with Wells Fargo Bank, National Association (the “Bank”). The Credit Agreement provides for a $50 million, five-year unsecured revolving credit facility (the “Facility”), which will be available for cash advances to satisfy our working capital requirements and for letters of credit.  Loans under the Credit Agreement will be made in U.S. dollars.  The Credit Agreement replaces our existing credit agreement, which was scheduled to expire on September 30, 2007, and is described in Item 1.02 below.

Loans under the Credit Agreement will bear interest at a variable rate equal to (at our option) (i) LIBOR plus the applicable margin, which ranges from 0.60% to 1.00%, or (ii) the Bank’s prime rate, less the applicable margin, which ranges from 0.25% to 1.00%. We will also be required to pay a fee ranging from 0.60% to 1.00% on the maximum amount available to be drawn under each letter of credit that is issued and outstanding under the Facility.  The fee on the unused portion of the Facility ranges from 0.125% to 0.20%.  Interest and fees will be based on our Leverage (Funded Debt/EBITDA) and will be set initially at the lowest rates through the first quarter of 2008, provided that no events of default have occurred under the Credit Agreement.

Certain of our domestic subsidiaries will guaranty the Credit Agreement.  The Credit Agreement contains various restrictions and covenants, including restrictions on our ability and the ability of our subsidiaries to consolidate or merge, make acquisitions, create liens, incur additional indebtedness or dispose of assets.  The Credit Agreement also contains the following financial covenants (all capitalized terms are as defined in the Credit Agreement):

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Maximum Leverage:  the ratio of Funded Debt to EBITDA (i) as of any Fiscal Quarter ending on or before March 30, 2008 may not exceed 3.00 to 1.00 and (ii) as of any Fiscal Quarter ending after March 31, 2008 may not exceed 2.50 to 1.00.  Funded Debt includes all debt and capital lease obligations.

●
Minimum Tangible Net Worth:  we will be required to maintain a Tangible Net Worth of not less than (i) $400 million, plus (ii) 75% of our annual net income (without deduction for any losses), plus (iii) 100% of the proceeds (net of fees and expenses) from the issuance or sale of equity other than stock issued to officers, directors and employees in respect of Company plans, less (iv) the amount of any stock repurchases.

If an event of default under the Credit Agreement occurs and is continuing, then the interest rate on all obligations under the Credit Agreement may be increased by 2.0% above the otherwise applicable rate, and the Bank may declare any outstanding obligations under the Facility to be immediately due and payable.

The foregoing description of the Credit Agreement is a summary of its material terms and is qualified in its entirety by reference to the Credit Agreement and related Revolving Line of Credit Note and Continuing Guaranty, which will be filed as exhibits to our Form 10-Q for the quarter ending September 30, 2007.

Item 1.02	Termination of a Material Definitive Agreement

On September 27, 2007, in connection with our entry into the new unsecured Credit Agreement described in Item 1.01 of this Current Report on Form 8-K, we terminated our existing secured Credit Agreement, dated as of September 30, 2004, with the lenders named therein and Key Bank, National Association, as administrative agent for the lenders, and related agreements (the “Revolving Facility”), which were filed as Exhibits 4.1 and 4.2 our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and as Exhibit 4.3 to our Quarterly Report on Form 10-Q for the quarter ended April 3, 2005.

The Revolving Facility was maintained by a syndicate of lenders and was scheduled to expire on September 30, 2007. We have no material continuing obligations under the terminated Revolving Facility, and we incurred no material early termination fees in connection with the termination.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     Intermec, Inc.
                                                     (Registrant)

Date: October 1, 2007                                     By:   /s/ Lanny H. Michael
                                                    Lanny H. Michael
                                                    Senior Vice President and
                                                    Chief Financial Officer

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